Exhibit 99.1

Span-America Reports Third Quarter Fiscal 2008 Results

GREENVILLE, S.C.--(BUSINESS WIRE)--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported its results for the third quarter ended June 28, 2008. Net sales were $14.9 million in the third quarter of fiscal 2008 compared with $15.2 million in the third quarter of fiscal 2007. Income from continuing operations was $1.2 million, or $0.41 per diluted share, in the third quarter of fiscal 2008 compared with $1.4 million, or $0.50 per diluted share, in the third quarter of 2007.

“Our sales and earnings were down from the third quarter of last year due primarily to a $1.2 million decrease in sales to Hill-Rom compared with the third quarter of 2007,” stated Jim Ferguson, president and CEO of Span-America Medical Systems. “The decline in sales to Hill-Rom was similar to what we experienced in the second quarter, and it followed the expiration in May 2008 of our exclusive supply contract with them. Lower sales to Hill-Rom were partly offset by higher sales to other medical customers and increased sales in our custom products segment.

“After the close of the quarter, we signed a new agreement with Hill-Rom to continue providing them with our patented therapeutic support surfaces on a private label basis. Although the new agreement does not include any minimum purchase commitments, we believe it provides a framework for an ongoing relationship with Hill-Rom.”

Third Quarter Results

Sales for the third quarter of fiscal 2008 declined by 2% to $14.9 million compared with $15.2 million in the third quarter of last year. The decline in third quarter sales was due primarily to lower sales to Hill-Rom compared with the third quarter of last year. As a result, sales in the medical segment were down 5% to $10.8 million compared with $11.4 million in the third quarter last year.

Within the medical segment, sales of branded therapeutic support surfaces rose 8% compared with the third quarter of last fiscal year. Product line leaders included Span-America’s Geo-Mattress® all-foam support surfaces and the PressureGuard APM2® alternating pressure support surface. Total therapeutic support surface sales, including branded and private label products, declined 7% during the third quarter to $8.0 million compared with $8.7 million in the third quarter last year because the decline in sales of private label products to Hill-Rom more than offset the increase in sales of branded therapeutic support surfaces. Sales of therapeutic support surfaces accounted for 74% of medical sales in the third quarter of fiscal 2008 compared with 76% of medical sales in the year-ago quarter.

Sales of other medical products included a 22% increase in sales of mattress overlays due to higher export sales and a 1% increase in sales of patient positioners. Those sales gains were partially offset by a 1% decline in sales of Selan® skin care products and an 8% decrease in sales of seating products compared with the third quarter of 2007.

Custom products segment sales rose 6% to $4.1 million in the third quarter of 2008 compared with $3.8 million in the same quarter last year. Both major product lines within the custom products segment contributed to the third quarter sales growth. Sales of consumer bedding products increased 5% to $3.1 million, and industrial sales were up 11% to $1.0 million compared with last year’s third quarter.

Consumer bedding sales performance benefited from a 22% increase in sales of mattress overlays to Wal-Mart and an almost doubling in consumer pillow sales. Wal-Mart added a twin-size fusion mattress overlay to its product offering and increased the number of stores carrying the fusion product line. In addition, pillow sales were up due to a new sales program also with Wal-Mart. Sales growth in this segment was partially offset by consumer bedding business lost following the bankruptcy filing of Linens ‘n Things earlier this year and the loss of another consumer customer following its acquisition by a third party late last year.

Industrial product sales increased 11% over the third quarter of last year due to new business and increased sales to existing customers.

Gross profit and gross margin were down in the third quarter of 2008 compared with the same quarter last year due to lower medical sales, a change in sales mix and higher raw material costs. Gross profit for the third quarter declined 10% to $5.0 million compared with $5.5 million in the third quarter last year. Third quarter gross margin declined to 33.4% this year from 36.1% last year. The lower percentage of medical segment sales and the decline in sales of private label medical products reduced gross profit margins during the third quarter. The continued rise in oil prices resulted in higher costs for polyurethane foam, the primary raw material used in the company’s products.

Operating income declined 15% to $1.8 million from $2.1 million in the year-ago quarter as a result of lower medical sales volume and higher raw material costs. R&D expenses were lower during the third quarter of 2008 and benefited from the completion of a product development project late in fiscal 2007. R&D costs are expected to fluctuate from quarter to quarter, depending on the nature of the development projects being pursued.

Net non-operating loss was $12,000 in this year’s third quarter compared with net non-operating income of $46,000 in the third quarter of last year. The decrease is due to lower average investments in 2008 following payment in June 2007 of a $5.00 per share special dividend. We funded the $14 million dividend by liquidating our short-term investments and taking on $5.7 million in long-term debt, which reduced investment income and added interest expense. As of June 28, 2008, our long-term debt balance had been paid down to $2.1 million.

Net income for the third quarter, which includes results from the discontinued safety catheter segment, declined 8% to $1.2 million, or $0.41 per diluted share, compared with $1.3 million, or $0.43 per diluted share, in the third quarter of 2007.

Year-to-Date Results

For the first nine months of fiscal 2008, net sales declined 2% to $44.3 million compared with $45.1 million in the same period last year, primarily due to lower sales of private-label medical products to Hill-Rom and lower sales in our custom products segment. Medical sales were $31.8 million and were flat for the first nine months of fiscal 2008 compared with 2007 as sales growth from our branded medical products offset declines in our private label products. Custom products sales were down 6% to $12.5 million compared with $13.2 million for the year-to-date period of last year.

Net income for the first nine months of fiscal 2008 rose 4% to $3.6 million, or $1.25 per diluted share, compared with $3.5 million, or $1.22 per diluted share, for the year-earlier period. The increase in year-to-date earnings was due mainly to a decline in the loss from the discontinued safety catheter segment from $546,000 in fiscal 2007 to $48,000 this fiscal year.

Outlook for Fiscal 2008

“We expect our sales performance in the fourth quarter to pick up somewhat compared with the just completed third quarter,” stated Mr. Ferguson. “However, our earnings from continuing operations in the fourth quarter could be affected by higher foam costs if oil prices remain at the current high levels. We will seek to raise our selling prices to offset higher raw material costs, but there is generally a lag between the time we incur higher costs and our ability to pass the higher costs along to our customers. Barring continued hikes in foam costs, we expect margins to return to more historical levels early in fiscal 2009,” concluded Mr. Ferguson.

Last year, Span-America reported a net loss of $582,000, or $0.21 per share, in the fourth fiscal quarter. The loss included a non-cash, after-tax impairment charge of $1.9 million, or $0.67 per share, related to the exit and proposed sale of the company’s safety catheter business. The company does not expect a comparable charge in the fourth quarter of 2008. Excluding the impairment charge, 2007 fourth quarter net income would have been $1.3 million, or $0.46 per share.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Span+Aids®, Isch-Dish®, and Selan® products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Global Market under the symbol "SPAN." For more information, visit www.spanamerica.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) uncertainty regarding future sales to Hill-Rom, which is our largest customer in the medical segment, (b) the loss of a key customer or distributor for our products, (c) the inability to achieve anticipated sales volumes of medical or custom products, (d) the potential for volatile pricing conditions in the market for polyurethane foam, (e) raw material cost increases, (f) the potential for lost sales due to competition from low-cost foreign imports, (g) changes in relationships with large customers, (h) the impact of competitive products and pricing, (i) government reimbursement changes in the medical market, (j) FDA regulation of medical device manufacturing, and (k) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Statements of Income (Unaudited)

	Three Months Ended			Nine Months Ended
	June 28,	June 30,		June 28,	June 30,
	2008	2007		2008	2007
		(Note 1)	% Chg		(Note 1)	% Chg

Net sales	$14,851,973	$15,204,212	-2%	$44,286,500	$45,057,356	-2%
Cost of goods sold	9,896,585	9,722,999	2%	29,139,894	29,610,138	-2%
Gross profit	4,955,388	5,481,213	-10%	15,146,606	15,447,218	-2%
	33.4%	36.1%		34.2%	34.3%

Selling and marketing expenses	2,255,590	2,300,086	-2%	6,608,993	6,637,043	0%
Research and development expenses	148,208	183,089	-19%	503,491	535,661	-6%
General and administrative expenses	780,095	910,725	-14%	2,490,481	2,432,573	2%
	3,183,893	3,393,900	-6%	9,602,965	9,605,277	0%

Operating income	1,771,495	2,087,313	-15%	5,543,641	5,841,941	-5%
	11.9%	13.7%		12.5%	13.0%

Non-operating income / expense:
Investment income and other	4,598	72,852	-94%	49,123	245,481	-80%
Interest expense	16,318	26,377	-38%	96,724	26,377	267%
Net non-operating income (expense)	(11,720)	46,475	-125%	(47,601)	219,104	-122%

Income from continuing operations before income taxes	1,759,775	2,133,788	-18%	5,496,040	6,061,045	-9%
Income taxes on continuing operations	598,000	687,000	-13%	1,868,000	2,059,000	-9%
Income from continuing operations	1,161,775	1,446,788	-20%	3,628,040	4,002,045	-9%
	7.8%	9.5%		8.2%	8.9%

(Loss) from discontinued operations, net of income taxes	(3,737)	(192,288)	98%	(47,703)	(546,469)	91%

Net income	$1,158,038	$1,254,500	-8%	$3,580,337	$3,455,576	4%

Income from continuing operations per common share:
Basic	$0.42	$0.53	-20%	$1.31	$1.48	-12%
Diluted	0.41	0.50	-19%	1.26	1.41	-10%

(Loss) from discontinued operations per common share:
Basic	$(0.00)	$(0.07)	98%	$(0.02)	$(0.20)	91%
Diluted	(0.00)	(0.07)	98%	(0.02)	(0.19)	91%

Net income per common share:
Basic	$0.42	$0.46	-8%	$1.29	$1.28	1%
Diluted	0.41	0.43	-7%	1.25	1.22	2%

Dividends per common share (Note 2)	$0.09	$5.08	-98%	$0.25	$5.22	-95%

Weighted average shares outstanding:
Basic	2,774,655	2,755,114	1%	2,774,963	2,706,904	3%
Diluted	2,857,568	2,894,041	-1%	2,874,061	2,842,179	1%

Supplemental Data
Depreciation expense included in continuing operations	$183,630	$159,481	15%	$488,443	$462,473	6%
Amortization expense included in continuing operations	18,581	17,761	5%	53,977	52,851	2%

Note 1: Amounts for the three and nine month periods ended June 30, 2007 have been reclassified to show the safety catheter segment as a discontinued operation.

Note 2: Dividends for the three and nine month periods ending June 30, 2007 include a special, one-time dividend of $5.00 per share declared in April 2007.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Balance Sheets

	June 28,	Sept. 29,
	2008	2007
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$506,027	$808,864
Accounts receivable, net of allowances	8,135,337	7,195,288
Inventories	3,785,703	3,997,585
Deferred income taxes	997,000	997,000
Prepaid expenses	250,506	97,395
Total current assets	13,674,573	13,096,132

Property and equipment, net	6,617,666	6,536,842
Goodwill	1,924,131	1,924,131
Other assets	2,392,741	2,411,803
	$24,609,111	$23,968,908

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,498,623	$2,146,138
Accrued and sundry liabilities	2,809,436	3,503,436
Total current liabilities	5,308,059	5,649,574

Long-term debt	2,100,000	3,700,000
Deferred income taxes	38,000	38,000
Deferred compensation	763,123	793,667

Total liabilities	8,209,182	10,181,241

Shareholders' equity
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,768,327 (June 28, 2008) and 2,775,444 (Sept. 29, 2007)	1,418,220	1,724,225
Additional paid-in capital	561,427	528,945
Retained earnings	14,420,282	11,534,497
Total shareholders' equity	16,399,929	13,787,667

	$24,609,111	$23,968,908

Note: The Balance Sheet at September 29, 2007 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, President and Chief Executive Officer
864-288-8877, ext. 6912